Exhibit 99.1

David P. Reed	Phil Bourdillon/Gene Heller
President, North American Operations	Silverman Heller Associates
(714) 549-0421	(310) 208-2550

CERADYNE, INC. RECEIVES $5.8 MILLION ESAPI ORDER

Costa Mesa, Calif. — January 4, 2011 — Ceradyne, Inc. (Nasdaq: CRDN) received a $5.8 million ESAPI (Enhanced Small Arms Protective Inserts) order which is expected to be shipped in the first quarter of 2011. This order is a delivery order issued by the U.S. Army RDECOM ACO Center, Aberdeen Proving Ground, MD, against a larger ID/IQ (Indefinite Delivery/Indefinite Quantity) contract. Ceradyne’s practice is to only book firm delivery orders such as the above $5.8 million as backlog for scheduled delivery.

David Reed, Ceradyne’s President North American Operations, commented, “We are very pleased to have received this order and will continue to ship this ESAPI product on time with the high standards of quality required.”

Information about Ceradyne, Inc.

Ceradyne develops, manufactures and markets advanced technical ceramic products and components for defense, industrial, energy, automotive/diesel and commercial applications.

In many high performance applications, products made of advanced technical ceramics meet specifications that similar products made of metals, plastics or traditional ceramics cannot achieve. Advanced technical ceramics can withstand extremely high temperatures, combine hardness with light weight, are highly resistant to corrosion and wear, and often have excellent electrical capabilities, special electronic properties and low friction characteristics. Additional information can be found at the Company’s web site: www.ceradyne.com.

Except for the historical information contained herein, this press release contains forward-looking statements regarding future events and the future performance of Ceradyne that involve risks and uncertainties that could cause actual results to differ materially from those projected. Words such as "anticipates," "believes," "plans," "expects," "intends," "future," and similar expressions are intended to identify forward-looking statements. These risks and uncertainties are described in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2009, and its quarterly Reports on Form 10-Q, as filed with the U.S. Securities and Exchange Commission. Readers are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date thereof.

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